Filed Under Rule 424(b)(3) Registration File No. 333-59601-99 and 33-57658

PRICING SUPPLEMENT NO. 1
Dated May 28, 2003 to
Prospectus Supplement dated May 21, 2003

CONSTELLATION ENERGY GROUP, INC

Common Stock
Continuous Offering Program

        This Pricing Supplement describes our issuance of shares of stock through Citigroup Global Markets Inc., as agent.

Reporting Period:	May 22 – May 23, 2003
Total Number of Shares:	230,000
Gross Proceeds:	$7,626,564.01
Agent Commission:	$11,500.00
Other Charges:	$357.29
Net Proceeds to Company:	$7,614,706.72
Shares Registered	3,731,000
Shares Remaining to be Issued after above issuances	1,576,100